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                      AMES DEPARTMENT STORES, INC.              Exhibit 20
                       NOVEMBER RESULTS VS. PLAN                Page 2 of 2
                            MANAGEMENT FORMAT
                               (Unaudited)
                              (In Millions)

                                                             Fiscal 1995
                                          November 1994      Year-to-Date
                                          Actual    Plan*   Actual    Plan*
CASH FLOW SUMMARY:
Beg. Unrestricted Cash & Cash Equiv.       $26.9    $30.2    $16.5    $26.9

Cash Generated from (Used in) Operations:
   Net Income (Loss)                         7.3      8.0     (6.3)     2.4
   Non-Cash Income Tax Expense (Benefit)     4.1      3.9     (1.7)     1.9
   Other                                     0.3      0.6      7.0      5.6
                                        ------------------------------------
Cash from Operations                        11.7     12.5     (1.0)     9.9

Changes in Working Capital:
   FIFO Inventory (increase) decrease       26.8    (20.1)  (128.6)  (118.4)
   Trade Payables increase (decrease)       (6.9)    37.0    119.5    103.1
   All Other                               (13.2)   (12.7)   (41.1)   (41.7)
                                        ------------------------------------
Net Changes in Working Capital               6.7      4.2    (50.2)   (57.0)

Capital Expenditures                        (1.4)    (0.8)   (22.5)   (31.0)

(Incr) Decr. in Rest. Cash & Cash Equiv.       -      0.1     55.3     58.0

Other:
   Short-Term Borrow. (Pymts) - Revolver    10.4      5.0    148.8    135.0
   Payments of Capital Leases               (0.3)    (0.4)    (3.3)    (3.2)
   Payments on Long-Term Debt               (0.3)    (0.3)   (82.1)   (80.7)
   Increase in Deferred Financing Costs        -        -     (7.8)    (7.4)
                                        ------------------------------------
Total Other                                  9.8      4.3     55.6     43.7
                                        ------------------------------------

Unrestricted Cash Increase (Decrease)       26.8     20.3     37.2     23.6
                                        ------------------------------------

Ending Unrestricted Cash & Cash Equiv.     $53.7    $50.5    $53.7    $50.5
                                        ====================================

* As reported on Form 8-K dated May 27, 1994.


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